Results of  October 7, 1999 shareholder meeting
          (Unaudited)


               An annual meeting of shareholders of the fund
was held on
               October 7, 1999.  At the meeting, each of the
nominees for
               Trustees was elected, as follows:
                              Common Shares       Preferred
Shares

                                         Votes
Votes
                               Votes for     withheld
Votes for      withheld
               Jameson Adkins Baxter      3,681,871
43,437      137                    0
               Hans H. Estin    3,685,096            40,212
137                    0
               J.A. Hill                  not applicable
137                   0
               Ronald J. Jackson        3,683,008
42,300      137                    0
               Paul L. Joskow   3,684,106           41,202
137                    0
               Elizabeth T. Kennan      3,682,796
42,512      137                    0
               Lawrence J. Lasser       3,683,571
41,737      137                    0
               John H. Mullin III       3,684,106
41,202      137                    0
               Robert E. Patterson
not applicable     137                    0
               William F. Pounds        3,682,996
42,312      137                    0
               George Putnam    3,685,096            40,212
137                    0
               George Putnam, III       3,683,971
41,337      137                    0
               A.J.C. Smith     3,682,796            42,512
137                    0
               W. Thomas Stephens       3,681,806
43,502      137                    0
               W. Nicholas Thorndike    3,685,096
77,279      137                    0


               A proposal to ratify the selection of
PricewaterhouseCoopers LLP
               as the independent auditors of your fund was approved as follows:
               Common Shares --  3,680,569 votes for, and
12,398 votes
               against, with 32,341 abstentions and broker non-votes.
               Preferred Shares - 137 votes for, and 0 votes against, with
               0 abstenations and broker non-votes.



               All tabulations are rounded to nearest whole number.